Exhibit 10.24

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is entered into as of this 7th day of March, 2007 by and among MSC-Medical Services Company, a Florida corporation (the “Company”), MCP-MSC Acquisition, Inc., a Delaware corporation (the “Issuer”), and Patrick Dills (“Executive”).

Recitals

The Issuer, the Company and the Executive are parties to that certain Employment Agreement dated as of March 31, 2006 (the “Agreement”). The parties desire to amend certain of the provisions in the Agreement on the terms and conditions set forth herein.

Agreement

IN WITNESS WHEREOF, for and in consideration of the foregoing and the mutual covenants of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 4 of the Agreement is hereby deleted and replaced in its entirety with the following:

“(a) Base Compensation. The Company shall pay Executive, on the same schedule and basis on which it pays its other salaried employees, and Executive agrees to accept, base compensation at the rate of: (i) $175,000 per year from the Effective Date through January 31, 2007; and (ii) $200,000 per year thereafter throughout the remaining portions of the Term (the “Base Compensation”).

(b) Performance Based Bonus. The Company shall pay Executive an annual bonus to be determined at the discretion of the Board based on the financial performance of the Company.

(c) Bonus In Connection With Vesting of Restricted Stock. Concurrently with each vesting of any restricted shares pursuant to any restricted stock award made to Executive for shares of the Issuer, the Company shall (i) pay to or for the benefit of Executive a cash bonus equal to the following fraction of the aggregate fair market value of the restricted shares so vesting (the “Tax Bonus”):

T
1.0 – T

where “T” is equal to the highest combined marginal rate of federal, state and local taxation (including, without limitation, income and employment (e.g., Medicare) taxes) then applicable to Executive on account of the vesting of the restricted shares then vesting, and (ii) pay over the entire amount of such Tax Bonus at the appropriate time to the appropriate governmental authorities as taxes withheld from the compensation of Executive (and none of such Tax Bonus shall be paid directly to Executive).”

2. This Amendment may be executed in multiple counterparts (including by means of telecopied signatures), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute on and the same instrument.

3. All matters relating to the interpretation, construction, validity and enforcement of this Amendment shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Florida.

4. Except as specifically set forth in this Amendment, the Agreement shall remain in full force and effect.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

MSC - MEDICAL SERVICES COMPANY

By:	/s/ Gary S. Jensen
Name:	Gary S. Jensen
Title:	CFO

MCP - MSC ACQUISITION, INC.

By:	/s/ Gary S. Jensen
Name:	Gary S. Jensen
Title:	CFO

EXECUTIVE

/s/ Patrick Dills
Patrick Dills

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